                                  SCHEDULE 14A

                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  [X]
Filed by a party other than the registrant  [ ]
Check the appropriate box:

[ ]  Preliminary proxy statement               [ ]  Confidential, for use of the Commission
                                               only (as permitted by Rule 14a-6(e)(2)).
[X]  Definitive proxy statement
[ ]  Soliciting material under Rule 14a-12.

                              ROCKFORD CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              ROCKFORD CORPORATION
                            546 SOUTH ROCKFORD DRIVE
                              TEMPE, ARIZONA 85281

To the Holders of
Rockford Corporation Common Stock

Dear Shareholder:

     You are cordially invited to attend Rockford's 2000 Annual Shareholders Meeting. We will hold the meeting on Wednesday, September 6, 2000, at the Tempe Mission Palms Hotel, 60 E. Fifth Street, Tempe, Arizona 85281. The meeting will begin promptly at 10:00 a.m., Mountain Standard Time, and you should plan to arrive at least 1/2 hour before it starts.

     The formal notice of the meeting follows on the next page. No admission tickets or other credentials are required.

     We will have some of our directors and officers available before and after the meeting to speak with you. During the meeting, we will answer your questions about our business affairs and will consider the matters explained in the notice and proxy statement that follow.

     Please vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting. Your vote is important.

                                          Sincerely,

                                          /s/ W. Gary Suttle
                                          --------------------------------------
                                          W. Gary Suttle
                                          President and Chief Executive Officer

                   NOTICE OF 2000 ANNUAL SHAREHOLDERS MEETING

                                                                  August 7, 2000

To the Holders of
Rockford Corporation Common Stock

     We will hold our 2000 Annual Shareholders Meeting at the Tempe Mission Palms Hotel, 60 E. Fifth Street, Tempe, Arizona 85281, on Wednesday, September 6, 2000 at 10:00 a.m., Mountain Standard Time. At the meeting we will:

          1.  Elect 6 Directors;

          2. Ratify Ernst & Young LLP as our independent accounting firm for 2000; and

          3.  Consider any other matters that properly come before the meeting.

     Only shareholders who owned our common stock of record at the opening of business, 8:00 a.m., Eastern Daylight Time, on July 28, 2000 ("Shareholders") are entitled to receive notice of and to vote at the meeting. We will have a list of the Shareholders at the meeting and, for ten days before the meeting, at our principal executive office, 546 South Rockford Drive, Tempe, Arizona 85281. Any Shareholder may examine the list for any purpose germane to the meeting.

     We have enclosed the 1999 annual report, including financial statements, and the proxy statement with this notice of annual meeting.

     The Board of Directors is soliciting your proxy and requests that you please sign, date and mail the enclosed proxy card. We have enclosed a return envelope for that purpose, which requires no postage if mailed in the United States. We urge you to vote as soon as possible.

                                          /s/ James M. Thomson
                                          --------------------------------------
                                          James M. Thomson
                                          Vice President of Finance,
                                          Chief Financial Officer and Secretary

                            ------------------------

                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT
                            ------------------------

                                PROXY STATEMENT

                               TABLE OF CONTENTS

General Information.........................................    1
Required Vote To Approve Each Proposal......................    2
Who To Call If You Have Questions...........................    2
Proposals and Board Recommendations.........................    2
Executive Officers And Board Of Directors...................    4
About The Board And Its Committees..........................    6
Executive Compensation......................................    8
Compensation Committee Report On Executive Compensation.....   10
Related Party Transactions..................................   12
Principal Shareholders And Shareholding Of Officers and
  Directors.................................................   14
Section 16(A) Beneficial Ownership Reporting................   15
Stock Price Performance Graph...............................   15
Our Next Annual Meeting and Proposals By Stockholders.......   15
Annual Report...............................................   15

                              GENERAL INFORMATION

WHO MAY VOTE..................   You may vote if our records show that you held
                                 shares of our common stock as of July 28, 2000.
                                 At that date, 7,805,634 shares were outstanding and entitled to vote. The enclosed Proxy Card shows the number of shares you may vote.

NUMBER OF VOTES...............   You have one vote for each share, except that
                                 you may cumulate votes in the election of directors. Your individual vote is confidential and will not be disclosed to third parties.

                                 Because you may cumulate votes in the election of directors and we will elect 6 directors, you have 6 votes for each share in our election of directors. You may cast your votes for a single candidate or you may divide them as you choose among up to 6 candidates.

VOTING BY PROXY...............   If you hold your shares in your own name, you
                                 may vote by signing, dating and mailing the Proxy Card in the envelope provided. If you give us a proxy without giving specific voting instructions, the Proxies will vote your shares as the Board of Directors recommends. If the meeting is adjourned, the Proxies will vote your shares on the new meeting date unless you revoke your proxy.

                                 The Board of Directors is soliciting the enclosed proxy. We anticipate first mailing this Proxy Statement and the Proxy Card on August 7, 2000.

                                 If a broker, bank or other nominee holds your shares (i.e., they are in "street name"), you will receive instructions from them. You must follow their instructions if you want to have your shares voted.

OTHER MATTERS.................   We are not aware of any matters that will be
                                 presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters are properly presented at the meeting, the Proxies will vote your shares using their own judgment.

VOTING IN PERSON..............   You may vote your shares at the meeting if you
                                 attend in person.

REVOKING YOUR PROXY...........   You may revoke your proxy if you:

                                      1. Send us another signed proxy with a
                                         later date and we receive it before the
                                         Proxies vote your shares at the
                                         meeting;

                                      2. Send us a letter revoking your proxy
                                         and we receive it before the Proxies
                                         vote your shares at the meeting; or

                                      3. Attend the meeting and vote your shares
                                         in person.

HOW A QUORUM IS DETERMINED....   If you have returned a proxy or attend the
                                 meeting in person, the inspectors of election will count your shares to determine whether there is a quorum even if you abstain from voting. If a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, those shares will not be considered present or entitled to vote on that matter.

COST OF THIS SOLICITATION.....   We will pay the cost of this proxy
                                 solicitation, including the charges of
                                 brokerage firms and others who forward material to beneficial owners of our shares. We will solicit proxies by mail and may also solicit them by personal interview, telephone, e-mail or telegraph.

                                 Corporate Investor Communications will serve as our proxy solicitation agent, will coordinate the distribution of proxy materials, and will oversee the return of Proxy Cards. We estimate the fee for these services will be $4,000.

ATTENDING THE MEETING IF YOUR
SHARES ARE IN "STREET NAME"...   If your shares are held in street name you may
                                 attend the meeting, but you must vote through your broker or bank and cannot vote in person.
                                 If you are a beneficial owner of shares held by a broker or bank you will need proof of ownership to attend the meeting. We will accept a recent statement or letter from your broker or bank, showing your ownership of our shares on the record date, as proof of ownership.

                     REQUIRED VOTE TO APPROVE EACH PROPOSAL

ELECTION OF SIX DIRECTORS.....   The six nominees for director who receive the
                                 most votes will be elected.

                                 Shareholders may cumulate votes in the election of directors, so each shareholder has 6 votes for each share in the directors election. You may cast your 6 votes per share for a single candidate or you may divide them as you choose among up to 6 candidates.

RATIFICATION OF INDEPENDENT
PUBLIC ACCOUNTANTS............   The ratification of the independent auditors
                                 requires approval of a majority of the shares present. As a result, an abstention from voting has the same effect as a no vote.

                       WHO TO CALL IF YOU HAVE QUESTIONS

INVESTOR RELATIONS
COORDINATOR...................   If you have questions about the meeting or
                                 voting please call Victoria Hodson, our
                                 Investor Relations Coordinator, at (480)
                                 517-3042.

                      PROPOSALS AND BOARD RECOMMENDATIONS

                        PROPOSAL TO ELECT SIX DIRECTORS

DIRECTORS TO BE ELECTED.......   The shareholders will elect the entire Board of
                                 Directors, a total of 6 Directors, at the meeting.

CUMULATIVE VOTING ALLOWED.....   Shareholders may cumulate votes in the election
                                 of directors, so each shareholder has 6 votes for each share. You may cast your 6 votes per share for a single candidate or you may divide them as you choose among up to 6 candidates.

VOTE REQUIRED.................   The six nominees who receive the most votes
                                 will be elected.

NOMINEES OF THE BOARD.........   Our Board has nominated the following
                                 individuals to serve on our Board of Directors:

                                                W. Gary Suttle        Jerry E. Goldress
                                                Nicholas G. Bartol    Timothy C. Bartol
                                                Ralph B. Godfrey      John P. Lloyd

                                 Each nominee is currently serving on the Board, has agreed to be named in this Proxy Statement and has agreed to serve if elected. See page 4 for information about each of the nominees.

                                 Each Director elected will hold office until the next annual meeting or until a successor is elected and qualified. If a Director resigns or otherwise is unable to complete his term of office, the Board of Directors may elect another Director for the remainder of the term.

                                 We know of no reason why any of the listed nominees will not be able to serve. If a nominee is unavailable, the Proxies will vote your shares for any substitute nominee proposed by the Board of Directors.

RECOMMENDATION................   YOUR DIRECTORS RECOMMEND THAT YOU ELECT THE SIX
                                 NOMINEES.

         PROPOSAL TO RATIFY SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

OUR INDEPENDENT PUBLIC
ACCOUNTANTS...................   We used Ernst & Young LLP, independent public
                                 accountants, as our principal independent public accounting firm during our 1996, 1997, 1998, and 1999 fiscal years.

RECOMMENDATION................   YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
                                 APPROVE ERNST & YOUNG LLP AS OUR PRINCIPAL
                                 ACCOUNTING FIRM FOR THE 2000 FISCAL YEAR, WHICH
                                 ENDS DECEMBER 31, 2000. THE PROXIES WILL VOTE
                                 TO RATIFY ERNST & YOUNG LLP AS OUR INDEPENDENT
                                 AUDITORS UNLESS YOU INSTRUCT OTHERWISE ON YOUR
                                 PROXY CARD.

                   EXECUTIVE OFFICERS AND BOARD OF DIRECTORS

     Our Executive Officers and Board of Directors are listed in the following table:

NAME                                        AGE               POSITION              DIRECTOR SINCE
----                                        ---               --------              --------------
W. Gary Suttle(1).........................  60    President, Chief Executive             1992
                                                  Officer, Treasurer and Director
David A. Boshes...........................  46    Vice President of Operations
Daniel C. McLeod..........................  46    Vice President of Sales
David L. Richards.........................  53    Vice President of Information
                                                    Technology
James C. Strickland.......................  62    Vice President of Engineering
James M. Thomson..........................  53    Vice President of Finance, Chief
                                                    Financial Officer, and
                                                    Secretary
Alan R. Zimmerman.........................  44    Vice President of Product Design
                                                    and Development
Jerry E. Goldress(1)(2)(3)................  69    Chairman of the Board                  1998
Nicholas G. Bartol........................  47    Director                               1985
Timothy C. Bartol(1)(2)(3)................  45    Director                               1997
Ralph B. Godfrey(2).......................  60    Director                               1999
John P. Lloyd(3)..........................  48    Director                               1988

---------------
(1) Member of the executive committee.

(2) Member of the nominating and compensation committee.

(3) Member of the audit and finance committee.

W. GARY SUTTLE................   Mr. Suttle has served as our President and
                                 Chief Executive Officer since August 1992. From that time through December 31, 1998, he simultaneously served as a partner in Grisanti, Galef & Goldress, a turnaround, growth and profit improvement firm and provided his services to us through that firm under a consulting agreement. From 1982 until 1992, Mr.
                                 Suttle was a partner in Grisanti, Galef &
                                 Goldress and was involved in consulting and management for various manufacturing and retail firms. From 1980 to 1982, Mr. Suttle was a consultant with The Boston Consulting Group. He also served as a captain in the U.S. Marine
                                 Corps where he was involved in special
                                 operations. Mr. Suttle holds a B.S. in
                                 Electrical Engineering from Auburn University, an M.S. in Electrical Engineering from the Georgia Institute of Technology and an M.B.A.
                                 from The Harvard Graduate School of Business
                                 Administration.

DAVID A. BOSHES...............   Mr. Boshes has served as our Vice President of
                                 Operations since 1996 and has served us in various positions since 1993, beginning as Production Engineering Manager. From 1976 until
                                 1993, Mr. Boshes held various technical
                                 positions with Digital Equipment, ranging from Product Test Engineer to Plant Engineering
                                 Manager. Mr. Boshes holds a B.S. in Electrical
                                 Engineering from Northern Arizona University.

DANIEL C. MCLEOD..............   Mr. McLeod has served as our Vice President of
                                 Sales since 1991 and has served us in various sales positions since 1985. From 1982 to 1985, Mr. McLeod operated a manufacturers representative firm selling consumer electronics. From 1975 to 1982, Mr. McLeod was a retail store manager for the Minneapolis-based chain of Team Electronics.

DAVID L. RICHARDS.............   Mr. Richards has served as our Vice President
                                 of Information Technology since 1996 and, prior to that, as Director of Information Technology beginning in 1993. From 1976 until 1993, Mr.
                                 Richards held a number of MIS management positions for Digital Equipment with responsibility for systems and programming implementation. Mr. Richards also served in the U.S. Army.

JAMES C. STRICKLAND...........   Mr. Strickland has served as our Vice President
                                 of Engineering since 1992 and has served us in other engineering and research positions since
                                 1987. Prior to joining us in 1987, he served in various engineering capacities with Sony, MCI, Acoustat and The David Hafler Company. Mr.
                                 Strickland holds a B.S. in Mathematics from the University of Miami (Florida). Mr. Strickland holds seven U.S. patents, three of which have been assigned to Rockford, involving circuitry used in home and auto amplifiers.

JAMES M. THOMSON..............   Mr. Thomson has served as our Vice President of
                                 Finance and Chief Financial Officer since joining us in 1993. Prior to 1993, Mr. Thomson held positions as Operations Finance Manager, Corporate Controller of Corporate Planning and
                                 Director of Finance and Customer Administration for The Toro Company Worldwide Irrigation
                                 Division. He was also a Senior Financial
                                 Analyst for Litton Industries and operated his own consulting company. Mr. Thomson also served in the U.S. Navy. Mr. Thomson holds a B.S. and M.S. in Applied Economics from the University of Wisconsin -- Madison.

ALAN R. ZIMMERMAN.............   Mr. Zimmerman has served as our Vice President
                                 of Product Design and Development since 1998 and has served us in various positions since
                                 1988. Mr. Zimmerman was with Honeywell from
                                 1980 to 1988 where he held various positions in cost and inventory accounting, manufacturing financial analysis and business planning. Mr.
                                 Zimmerman holds a B.S. in Accounting and an M.B.A. from Arizona State University.

JERRY E. GOLDRESS.............   Mr. Goldress has served as our Chairman of the
                                 Board since 1998. Mr. Goldress served as an advisory director to us from 1992 until 1998.
                                 Since 1981, Mr. Goldress has served as Chairman and Chief Executive Officer of Grisanti, Galef
                                 & Goldress. Mr. Goldress is also a director of Applied Magnetics, a publicly held supplier of magnetic recording heads and head stack assemblies for disc drives, and of K2, Inc., a publicly held manufacturer of snow ski equipment. Mr. Goldress has a B.S. and M.S. in Industrial Engineering from Pennsylvania State
                                 University.

NICHOLAS G. BARTOL............   Mr. Bartol has served as a director since 1985,
                                 except for a two-year period from 1991 to 1993.
                                 Mr. Bartol was employed by EFW, a defense contractor, from 1985 until April 1999. Mr.
                                 Bartol holds an A.B. from Brown University, an M.B.A. from Southern Methodist University and a
                                 Master of Theology from Dallas Theological
                                 Seminary. Mr. Bartol is the brother of Timothy
                                 C. Bartol.

TIMOTHY C. BARTOL.............   Mr. Bartol has served as a director since 1997
                                 and served as our Chairman in 1997 and 1998.
                                 Mr. Bartol has been employed since 1994 by Phillips Publishing and is currently Director of Information Technology for its Wealth
                                 Division. From 1997 until February 2000, he served as Director of Applications Development for Phillips Publishing. Mr. Bartol holds a
                                 B.A. from Stanford University, and an M.B.A.
                                 and M.S./M.I.S. from Boston University. Mr.
                                 Bartol is the brother of Nicholas G. Bartol.

RALPH B. GODFREY..............   Mr. Godfrey has served as a director since
                                 April 1999. Mr. Godfrey has been employed since
                                 1990 by 3Com, a publicly held manufacturer of computer networking products. He has held various sales positions including Senior Vice
                                 President of Americas Sales. He is currently managing 3Com's electronic business operations as Senior Vice President of E-Business. Mr.
                                 Godfrey holds a B.S.E.E. and an M.S. in
                                 Electrical Engineering from Auburn University.

JOHN P. LLOYD.................   Mr. Lloyd has served as a director since 1988.
                                 Mr. Lloyd has worked since 1994 as a Managing
                                 Director in the Investment Management Group of
                                 Aetna. Mr. Lloyd is a Chartered Financial
                                 Analyst and has a B.S. in Finance from
                                 Villanova University and an M.B.A. in
                                 Investments from Drexel University.

                       ABOUT THE BOARD AND ITS COMMITTEES

BOARD MEETINGS................   In 1999, our Board held a total of 6 meetings.
                                 Each Director attended at least 75% of his Board and committee meetings.

BOARD COMMITTEES..............   Executive Committee: The executive committee
                                 meets periodically to advise upon and approve our business and affairs that arise between the regularly scheduled Board meetings. The current members of the executive committee are Messrs.
                                 Goldress (Chair), T. Bartol and Suttle.

                                 Nominating and Compensation Committee: The nominating and compensation committee recommends officers and directors to the Board of Directors and reviews and approves the amount and type of compensation paid to senior management. The nominating and compensation committee met 3 times during 1999. The nominating and compensation committee will consider nominees recommended by our shareholders. Shareholders who wish to make a recommendation may send them to our Investor Relations Coordinator, Victoria Hodson, at our executive offices. We must receive nominations no later than November 25, 1999, to consider nominees for election at our annual meeting in 2001. The current members of the nominating and compensation committee are Messrs. T. Bartol (Chair), Godfrey and Goldress.

                                 Audit and Finance Committee: The audit and finance committee reviews our accounting controls and recommends to the Board of Directors the engagement of our outside auditors. The Board of Directors has adopted a written charter for the audit and finance committee and a copy of that charter is attached as Appendix A to this Proxy Statement. The audit and finance committee met 4 times during 1999. The members of our audit and finance committee are independent as defined in Rule 4200(a)(15) of the NASD's listing standards. The current members of the audit and finance committee are Messrs. Lloyd (Chair), T. Bartol and Goldress.

AUDIT AND FINANCE COMMITTEE
ACTIONS.......................   The audit and finance committee has reviewed
                                 our audited financial statements, discussed them with management, and discussed with our independent auditors the matters that SAS 61 requires it to discuss with the auditors. The audit and finance committee has received the written disclosures and letter from the independent auditors required by Independence
                                 Standards Board Standard No. 1 and has
                                 discussed with the independent auditors their independence. Based on these reviews and discussions, the audit and finance committee recommended to the Board of Directors the inclusion of our financial statements for 1999 and prior years in our Registration Statement on Form S-1 that was declared effective by the SEC on April 19, 2000, and in the annual report.

                                 Audit and Finance Committee:
                                                       John P. Lloyd
                                                       Timothy C. Bartol
                                                       Jerry E. Goldress

DIRECTOR COMPENSATION.........   We compensate our non-executive Directors by
                                 paying them $1,000 per quarter. In addition to compensation, we reimburse Directors for their reasonable travel expenses incurred in attending Board and committee meetings.

                                 We have also customarily granted to our
                                 non-executive Directors options under our 1994 and 1997 Stock Option Plans.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation we paid the Chief Executive Officer and each of our four other most highly compensated executive officers as of the end of 1999.

                                                                                     LONG TERM
                                                  ANNUAL COMPENSATION           COMPENSATION AWARDS
                                            --------------------------------    -------------------
                                                                                SECURITY UNDERLYING
NAME AND PRINCIPAL POSITION                 YEAR    SALARY($)(1)    BONUS($)        OPTIONS(#)
---------------------------                 ----    ------------    --------    -------------------
W. Gary Suttle............................  1999      $386,154      $120,000(2)       86,000
  President and Chief Executive Officer
David A. Boshes...........................  1999       148,551        26,000              --
  Vice President of Operations
Daniel C. McLeod..........................  1999       198,407        25,000              --
  Vice President of Sales
David L. Richards.........................  1999       150,891        30,000              --
  Vice President of Information Technology
James M. Thomson..........................  1999       151,050        30,000              --
  Vice President of Finance and Chief
  Financial Officer

---------------
(1) Amounts listed are annual base salaries, with the exception of Mr. McLeod, who is paid commissions based on our sales. Mr. McLeod's commissions are included in the salary column.

(2) This bonus was paid to Grisanti, Galef & Goldress, under a consulting agreement with that firm. Mr. Suttle's services under the consulting agreement ended and he became a Rockford employee on January 1, 1999.

                  STOCK OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table summarizes the stock options we granted to our officers during 1999. We have never granted any stock appreciation rights.

     The SEC requires that we use the assumed annual compounded rates of stock price appreciation of 5% and 10% shown in this table. These rates are only an illustration and are not based on our anticipated results. Our stock price may increase or decrease based on market conditions, our performance and many other factors. You should not rely on the amounts in this table as a projection of our performance.

                                            INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                                        -------------------------                        VALUE AT ASSUMED
                                         % OF TOTAL                                    ANNUAL RATES OF STOCK
                                          OPTIONS       EXERCISE                      PRICE APPRECIATION FOR
                              OPTION     GRANTED TO     OR BASE                             OPTION TERM
                              GRANTED   EMPLOYEES IN   PRICE (PER                     -----------------------
NAME                          (1)(#)    FISCAL YEAR      SHARE)     EXPIRATION DATE    5% ($)       10% ($)
----                          -------   ------------   ----------   ---------------   ---------   -----------
W. Gary Suttle..............  86,000        100%         $7.67      January 1, 2009   $415,000    $1,051,870
David A. Boshes.............      --         --             --                   --         --            --
Daniel C. McLeod............      --         --             --                   --         --            --
David L. Richards...........      --         --             --                   --         --            --
James M. Thomson............      --         --             --                   --         --            --

---------------
(1) All options were granted under our 1997 Stock Option Plan. 25% of the Option shares are exercisable on the day of the grant and 25% become exercisable on each of the first three anniversaries of the grant date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUE

     The following table lists the number of shares acquired and the value realized as a result of option exercises during 1999 for the listed officers. It also includes the number and value of their exercisable and non-exercisable options at December 31, 1999. The table includes value for "in the money" options, meaning a positive spread between the year-end share price of $7.67 and the exercise price. These values have not been, and may never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date.

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                  OPTIONS/SARS AT FISCAL YEAR       IN-THE-MONEY OPTIONS/SARS
                         SHARES        VALUE                 END(#)                    AT FISCAL YEAR END
                       ACQUIRED ON    REALIZED    ----------------------------    -----------------------------
NAME                   EXERCISE($)      ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISEABLE
----                   -----------    --------    -----------    -------------    -----------    --------------
W. Gary Suttle.......      --           --          60,200          64,500         $202,500         $    --
David A. Boshes......      --           --          73,100          12,900          372,788          31,574
Daniel C. McLeod.....      --           --          71,221          14,779          360,945          34,055
David L. Richards....      --           --          70,950          15,050          338,288          39,074
James M. Thomson.....      --           --          72,025          13,975          365,538          31,824

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OUR COMPENSATION PHILOSOPHY...   We have historically established executive
                                 compensation to provide a base salary that will allow us to hire and retain qualified management. We have also provided annual cash incentive bonuses designed to reward all of our employees including executives for their contributions to our performance. We attempt to focus our compensation on bonuses, rather than base salary, so that we can tie our executives' cash compensation to our performance.

                                 From time to time we have also granted stock options to executives and key employees that were designed to keep them focused on increasing shareholder value. Until completion of our initial public offering, these options were essentially illiquid and could play only a limited role in our overall compensation system.

                                 We believe that our executive compensation practices provide an overall level of compensation that is competitive with companies of similar size, complexity and financial performance and that our executive compensation practices have allowed us to create an executive team that will be able to maintain and increase our business. From time to time we have reviewed employee compensation data provided by compensation consulting firms and have endeavored to maintain our salary and bonus levels at or above the 75th percentile for comparable positions at competitive companies.

PROCEDURES....................   We determine the compensation of our President
                                 and set policies for and review the
                                 compensation of our other officers. This is designed to ensure consistency in compensation of our officers. In reviewing the individual performance of our officers other than the President, we take into account the views of the President and, in 1999, established base salary and bonus for officers other than the President based largely on the President's recommendations.

                                 We review annually the annual and long-term compensation of all our executives and employees. Our goal is to assure that all of our executives and employees are properly motivated to serve the interests of our shareholders.

BASE SALARY...................   We set base salaries within the ranges of
                                 salaries of executive officers with comparable qualifications, experience and responsibilities at other companies of similar size, complexity and profitability. We take into account the position involved, the executive's experience, and our desire to emphasize bonus rather than base salary in executive compensation. In addition, we consider other factors, including each officer's contribution to our business as a whole. From 1998 to 1999, the base salary for the named executive officers, other than the President, increased on average approximately
                                 $9,600, or 7%. We approved these increases to keep our compensation competitive and to allow for increases in the cost of living.

BONUS.........................   Our practice is to award cash bonuses to all of
                                 our employees in years when our performance is good. In determining bonus awards, we consider our financial and non-financial achievements, including revenue growth, profitability, expansion of our markets and new product introductions. Bonuses to lower compensated employees tend to be a smaller portion of compensation, while bonuses to our most highly compensated employees (including our executive officers) tend to be a larger portion of compensation and to vary more depending on our performance.

                                 In 1999, we increased the cash bonuses of our executive officers based on excellent overall business and financial results in 1998 and 1999. We believe that bonuses tied to overall performance are important incentives for our employees and are necessary to keep total compensation competitive. We expect to adjust bonus compensation for our executive officers (either upward or downward) to reflect our financial and business results, the individual performance of the executive and the job market for key executives.

OPTIONS.......................   Stock options are our primary long-term
                                 incentive compensation. We have awarded stock options to a broad range of our middle and upper level managers, including the President and other executive officers named in the Summary Compensation Table. The size of awards is based on position, responsibilities, and individual performance. We believe that our long-term incentives are generally consistent with the incentives at comparable companies.

                                 Until we completed our initial public offering, our grants of stock options were illiquid and were less valuable to our employees than grants at publicly traded companies. Now that we have completed our public offering, we believe that stock options are likely to have a greater role in our executive compensation structure and will help us continue to focus our key employees on our profitability and, thus, the interests of our shareholders.

CHIEF EXECUTIVE OFFICER.......   At the beginning of 1999 we entered into a new
                                 employment agreement with our President and Chief Executive Officer. In determining his compensation, we considered his demonstrated leadership, the excellent management team he has developed since joining us in 1992, and our performance during 1997 and 1998. Mr. Suttle's base compensation (including compensation through Grisanti, Galef & Goldress prior to
                                 1999) had not increased since 1992 when he joined us. Consequently, the Compensation
                                 Committee decided that an increase was
                                 appropriate to reflect our successful
                                 turnaround and the increasing success or our business since he joined us in 1992.
                                 Accordingly, as of January 1, 1999, we approved an increase in Mr. Suttle's salary to $400,000 annually from the former base of $360,000 annually and an award of 86,000 stock options as of the same date.

                                 We believe Mr. Suttle's interests are well aligned with the interests of our shareholders because of our basic compensation system and also because of the 795,000 options awarded to him when he joined us in 1992. Our largest shareholder awarded these options directly from that shareholder's shareholdings in order to recruit Mr. Suttle to join us, as a turnaround specialist, at a time in 1992 when we were in very poor financial condition.

                                 Compensation Committee:
                                                     Timothy C. Bartol
                                                     Ralph B. Godfrey
                                                     Jerry E. Goldress

                           RELATED-PARTY TRANSACTIONS

GRISANTI, GALEF & GOLDRESS CONSULTING AGREEMENT

     We initially retained Grisanti, Galef & Goldress to provide Mr. Suttle's consulting services to us under a February 1992 letter agreement. Effective on August 1, 1992, we named Mr. Suttle our President and Chief Executive Officer and entered into a consulting agreement with Grisanti, Galef & Goldress. Under the consulting agreement, we retained Grisanti, Galef & Goldress to provide services for three years beginning on August 1, 1992. We agreed to pay consulting fees of $360,000 per year and bonus fees of up to $120,000 per year. In addition, we granted Grisanti, Galef & Goldress an option to purchase up to 215,000 shares of our common stock at an exercise price of $5.35 per share. In October 1994, we agreed to reduce the exercise price of the option to $1.51 per share.

     We renewed our agreement with Grisanti, Galef & Goldress effective as of August 1, 1995, extending the term for five more years. We agreed to continue paying consulting fees of $360,000 per year and bonus fees up to $120,000 per year. We paid bonus fees of $120,000 for each of 1997 and 1998. We also agreed in 1995 to extend the 215,000 share stock option so that it now expires on August 1, 2002.

     Effective January 1, 1999, the consulting agreement was amended to discharge our remaining obligation to pay consulting fees or bonuses to Grisanti, Galef & Goldress, in exchange for a grant to Mr. Goldress of options to purchase 21,500 shares of our common stock under our 1997 Stock Option Plan. Also on that date, Mr. Suttle became a Rockford employee under the terms of a formal employment agreement. The consulting agreement as amended January 1, 1999, gives us the right, but not the obligation, to retain Grisanti, Galef & Goldress to provide consulting services.

SUTTLE/BARTOL OPTION AGREEMENT

     Mr. Suttle holds an option to purchase 795,500 shares of our common stock from Monument Investors Limited Partnership, a family partnership controlled by two of our directors, Messrs. N. and T. Bartol. This option was originally granted to Mr. Suttle effective August 1, 1992, and fully vested on August 1, 1995, as consideration for his agreement to serve as director, Chief Executive Officer and President of Rockford for a period of not less than three years. On August 1, 1995, the agreement was amended to extend the term of the option from August 1, 1999 to August 1, 2002 and to increase the exercise price of the options during the extended period. The exercise price of Mr. Suttle's options increase over time on the following schedule:

$0.37 per share        On or before August 1, 1995
$0.41 per share        After August 1, 1995 and on or before August 1, 1999
$0.70 per share        After August 1, 1999 and on or before August 1, 2002

CAROLINE BARTOL NOTE

     In March 1996, we borrowed $2.0 million from Caroline Bartol, the mother of Messrs. N. and T. Bartol. On July 1, 1996, Mrs. Bartol converted $1.0 million of this loan into 289,562 shares of common stock and extended the $1.0 million balance of the loan in exchange for our grant of an option to convert this balance into shares of our common stock at a purchase price of $3.45 per share. Mrs. Bartol assigned the loan and the option to Boulder Investors Limited Partnership, a partnership owned by the Bartol children, which exercised the option and converted the note into 289,562 shares on May 1, 1999.

SUTTLE EMPLOYMENT AGREEMENT

     The principal terms of our agreement with Mr. Suttle are as follows:

     - five-year term ending January 1, 2004;

     - initial base salary of $400,000 per year, subject to increases at the discretion of our nominating and compensation committee;

     - bonus potential of up to 50% of salary at the discretion of the board of directors and the compensation committee based upon our performance;

     - participation in our stock option plan, with an initial grant of 86,000 shares at $7.67 per share as of January 1, 1999;

     - payment by us of up to $36,000 per year in premiums on a "split dollar" life insurance policy for Mr. Suttle's benefit; and

     - we may terminate the agreement at any time after the first year.

     If we terminate without good cause, or if Mr. Suttle terminates for good reason, we must continue to pay Mr. Suttle's base salary for 18 months after the termination. Mr. Suttle shall not compete with us, call on any of our customers or induce any of our employees to work for another business during the term of the agreement and for 12 months after the later of (1) the termination date or
(2) the day we stop paying severance payments under the employment agreement.

       PRINCIPAL SHAREHOLDERS AND SHAREHOLDING OF OFFICERS AND DIRECTORS

     The following tables list our share ownership as of July 28, 2000 for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted.

                                                                                         PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                       SHARES BENEFICIALLY OWNED    COMMON STOCK
------------------------------------                       -------------------------    ------------
Timothy C. Bartol(1).....................................          3,664,028                47.2
Monument Investors Limited Partnership(2)................          3,001,289                38.7
W. Gary Suttle(3)........................................            885,800                11.3
Nicholas G. Bartol(4)....................................            666,015                 8.6
Boulder Investors Limited Partnership(5).................            602,493                 7.8
Jerry E. Goldress(6).....................................            246,840                 3.1
James M. Thomson(7)......................................             99,246                 1.3
David A. Boshes(8).......................................             86,412                 1.1
David L. Richards(9).....................................             77,796                 1.0
Daniel C. McLeod(10).....................................             77,400                 1.0
John P. Lloyd(11)........................................             47,692                   *
Ralph B. Godfrey(12).....................................             42,250                   *
All Executive Officers and Directors as a Group (12
  persons)(13)...........................................          4,574,432                53.5

---------------
   * Represents less than 1%

 (1) Includes 3,001,289 shares held by Monument Investors Limited Partnership, for which Mr. Bartol serves as general partner; 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by GST Exempt Trust, a trust in which Mr. Bartol has a beneficial interest; and 8,600 shares held by Mr. Bartol's wife. Mr. Bartol disclaims beneficial ownership of the shares held by his wife. Mr. Bartol's address is 9200 Willow Pond Lane, Potomac, Maryland 20854.

 (2) Monument Investors Limited Partnership's address is c/o Mr. T. Bartol, 9200 Willow Pond Lane, Potomac, Maryland 20854. It is controlled by Mr. T. Bartol, Mr. N. Bartol, Pamela Carrio and Ann Farr Butterfield, the four natural children of John and Caroline Bartol.

 (3) Includes 795,500 shares underlying options granted by Monument Investors Limited Partnership; and 81,700 shares underlying options granted under our stock option plans. Mr. Suttle's address is c/o Rockford Corporation, 546 Rockford Drive, Tempe, Arizona 85281.

 (4) Includes 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by GST Exempt Trust, a trust in which Mr. Bartol has a beneficial interest; and 4,095 shares held by Mr. Bartol's wife. Mr. Bartol disclaims beneficial ownership of the shares held by his wife. Mr. Bartol's address is 353 Pompa Drive, Pagosa Springs, Colorado 81147.

 (5) Boulder Investors Limited Partnership's address is c/o Mr. T. Bartol, 9200 Willow Pond Lane, Potomac, Maryland 20854. It is controlled by Mr. T. Bartol, Mr. N. Bartol, Pamela Carrio and Ann Farr Butterfield, the four natural children of John and Caroline Bartol.

 (6) Includes 233,275 shares underlying options.

 (7) Includes 78,206 shares underlying options.

 (8) Includes 78,206 shares underlying options.

 (9) Includes 76,056 shares underlying options.

(10) Includes 77,400 shares underlying options.

(11) Includes 40,850 shares underlying options.

(12) Includes 32,250 shares underlying options.

(13) Includes 792,329 shares underlying options.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The registration statement for the initial public offering of our common stock was declared effective on April 19, 2000, and our shares began trading on the NASDAQ National Market on April 20, 2000. As a result, no one was subject to
Section 16(a) beneficial reporting requirements during 1999.

                         STOCK PRICE PERFORMANCE GRAPH

     The registration statement for the initial public offering of our common stock was declared effective on April 19, 2000, and our shares began trading on the NASDAQ National Market on April 20, 2000. As a result, we are unable to report on the publicly traded price of our common stock for 1999.

             OUR NEXT ANNUAL MEETING AND PROPOSALS BY SHAREHOLDERS

     We expect our 2001 annual meeting will take place on or about April 25, 2001. This year's annual meeting was delayed by the timing of our registration statement and Initial Public Offering and we intend to return to our normal schedule in 2001. As a shareholder you may seek to

     - nominate directors; or

     - have proposals presented in our proxy statement and considered at our annual meeting.

Your nomination or proposal must comply with Arizona law and, for the 2001 annual meeting, we must receive it no later than November 25, 2000. You should direct any proposals and related questions to Ms. Victoria Hodson, our Investor Relations Coordinator, at (480) 517-3042.

                                 ANNUAL REPORT

     Our Annual Report with certified financial statements for the fiscal year ended December 31, 1999 accompanies this Notice and Proxy Statement. Any exhibit to the Annual Report will be furnished to any requesting person who makes a good faith representation that he or she was a beneficial owner of our Common Stock on July 28, 2000

                                          By order of the Board of Directors.

                                          /s/ James M. Thomson
                                          --------------------------------------
                                          James M. Thomson
                                          Vice President, Chief Financial
                                          Officer and Secretary

                                   APPENDIX A
                              ROCKFORD CORPORATION

                                   ACCOUNTING

PROCEDURE: AUDIT AND FINANCE COMMITTEE CHARTER DOCUMENT

I. ORGANIZATION

     This charter governs the operations of the audit and finance committee. The committee will review and reassess the charter at least annually and will be approved by the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee will be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members will be financially literate, or will become financially literate within a reasonable period of time after appointment to the committee. At least one member will have accounting or related financial management expertise.

II. STATEMENT OF POLICY

     The audit and finance committee will provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

III. RESPONSIBILITIES

     The primary responsibility of the audit and finance committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances, and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

     The following shall be the principal recurring processes of the audit and finance committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

     - The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee will review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

     - The committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also the committee will discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. The committee will elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper. Further, the committee will meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

     - The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee will discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

     - The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K, or the annual report to shareholders if distributed prior to the filing of Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee will discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

     - The committee shall report the results of the annual audit to the board of directors. If requested by the board, they shall invite the independent auditors to attend the full board of directors meeting to assist in reporting the results of the annual audit or to answer other directors' questions. Alternatively, the other directors, particularly the other independent directors, may be invited to attend the committee meeting during which the results of the annual audit are reviewed.

     - The committee shall review with financial management the financial structuring and risks of the company, including issues such as debt structuring, investment management and foreign currency risk and exposure.

                                     PROXY

                              ROCKFORD CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints W. Gary Suttle and Jerry E. Goldress or either of them acting in the absence of the other, with full power of substitution, the true and lawful attorneys and proxies of the undersigned, to attend the Annual Meeting of the Shareholders of Rockford Corporation (the "Company") to be held at the Tempe Mission Palms Hotel, 60 E. Fifth Street, Tempe, Arizona 85281, on September 6, 2000 at 10:00 a.m., Mountain Standard Time, and any adjournments thereof, and to vote the shares of Common Stock of the Company standing in the name of the undersigned, as directed below, with all the powers the undersigned would possess if personally present at the meeting.

PROPOSAL NO. 1: To elect 6 directors to the Company's Board to serve for the next year or until their successors are elected.

NOMINEES: W. Gary Suttle, Jerry E. Goldress, Nicholas G. Bartol, Timothy C.
          Bartol, Ralph B. Godfrey, John P. Lloyd

[ ] VOTE for all nominees except those whose names are written on the line provided below (if any).

--------------------------------------------------------------------------------

[ ]  VOTE WITHHELD on all nominees.

PROPOSAL NO. 2: Ratification of the selection of Ernst & Young LLP as the independent public accounting firm for the Company for the fiscal year ending December 31, 2000. (Mark only one)

    [ ] VOTE FOR         [ ] VOTE AGAINST     [ ] VOTE WITHHELD

                  (continued, and to be signed, on other side)

                          (continued from other side)

           PLEASE PROMPTLY DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE

    This proxy will be voted in accordance with the directions indicated herein. If no specific directions are given, this proxy will be voted for approval of all nominees listed herein, for approval of the proposals listed herein and, with respect to any other business as may properly come before the meeting, in accordance with the discretion of the proxies.

                                              Dated:
                                              ----------------------------------

                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Signature

                                             When signing as executor,
                                             administrator, attorney, trustee or
                                             guardian, please give full title as
                                             such. If a corporation, please sign
                                             in full corporate name by president
                                             or other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person. If a joint tenancy, please
                                             have both joint tenants sign.